Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

FILE NO: 41147.000354
February 21, 2014

Board of Directors

Philip Morris International Inc.

120 Park Avenue

New York, New York 10017

Re: Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with the registration by the Company of an indeterminate amount of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities (the “Debt Warrants”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Debt Securities will be offered pursuant to an indenture (the “Indenture”), dated as of April 25, 2008, between the Company and HSBC Bank USA, National Association, as trustee. The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Debt Warrant Agreement”) to be entered into between the Company and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement relating to the particular issuance of Debt Warrants. The Debt Securities and Debt Warrants are to be issued in one or more series and will be offered on a continuous or delayed basis pursuant to Rule 415 of the Act, from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion, including, among other things:

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO WASHINGTON

www.hunton.com

February 21, 2014

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

(ii)	the Amended and Restated By-laws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration of the Debt Securities and the Debt Warrants;

(iv)	the Registration Statement, the Prospectus contained therein and the documents incorporated therein by reference;

(v)	an executed copy of the Indenture;

(vi)	the form of Debt Securities; and

(vii)	the form of Debt Warrant Agreement.

For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals of such documents; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and the State of New York.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Debt Securities and Debt Warrants.

2. The Debt Securities, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the purchasers thereof, will be the valid and binding obligations of the Company, enforceable in accordance with their final terms and the terms of the Indenture.

February 21, 2014

3. The Debt Warrants, when issued in accordance with the terms thereof and of the applicable Debt Warrant Agreement, will be the valid, binding and enforceable obligations of the Company.

The opinions set forth above are subject to the qualification that the validity, binding effect and enforceability of the Company’s obligations under the Indenture, the Debt Securities, any Debt Warrant Agreement and the Debt Warrants may be subject to (i) the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to statements referring to our firm under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP